Exhibit 10.2

DEVELOPMENT, SUPPLY AND
MANUFACTURING AGREEMENT

This Agreement, with an effective date upon endorsement by both parties, is entered into between Security Devices International, Inc., a Delaware corporation with an address of 1101 Pennsylvania Ave NW, 6th Floor, Washington, DC 20004 ("SDI") and Micron Products, Inc., a Massachusetts corporation with an address of 25 Sawyer Passway, Fitchburg, MA 01420 ("Micron"). SDI and Micron are sometimes referred to collectively as the "parties" and individually as a "party".

In consideration of the mutual promises and undertakings set forth herein, the parties hereto agree as follows:

1. PRODUCTS. As used in this Agreement, "Products" or "Product" shall mean 40MM assemblies and components for use by SDI to produce less-lethal and training projectiles as described on attached Exhibit A. It is also understood that additional products, regardless of caliber, may be added to this Agreement by appendix, with the written approval of both parties.

2. TERM. This Agreement shall commence upon the effective date hereof and shall continue for a period of five (5) years. The term of this Agreement shall automatically extend for an additional one (1) year period commencing on the expiration date of the then-current term unless either party has provided written notice of termination prior to such date.

3. PURCHASE AND SALE.

A. SDI shall order and purchase only from Micron the Products identified in Exhibit A and Exhibit B during the term of this Agreement.

B. Micron shall sell all SDI's Products to SDI on an exclusive basis during the term of this Agreement.

C. Micron shall also be responsible for establishing and maintaining the necessary quality systems (see attached Exhibit C) manufacturing capacity and tooling necessary to meet SDI’s entire product requirements, as described on Exhibit A during the term of this Agreement.

4. PRICES AND PRICE ADJUSTMENTS. Prices for the Products shall be as set forth in attached Exhibit B and may be adjusted for additional performance requirements in the marketplace. Any price adjustments will be reviewed and agreed to by SDI and Micron before being applied. Pricing shall also be subject to fluctuations in market price of raw materials and energy costs. Micron shall give SDI ninety (90) days written notice of any market price fluctuations or changes as described herein above, including reasoning and a full description thereto.

5. ORDERING AND SHIPPING.

A. SDI must place written orders for Products under this Agreement. Orders will be confirmed within two (2) working days by Micron's written acknowledgment, the terms of which will be binding upon SDI, provided, however, that where the terms and conditions of Micron's acknowledgment are inconsistent with provisions of this Agreement, the provisions of this Agreement shall control. Micron shall deliver Product in accordance with the time requested as set forth in SDI's purchase order and any releases against the purchase order, provided, Micron receives at least ten (10) business days lead time.

B. All prices are FOB Fitchburg, MA, USA. Method and route of shipment will be at the discretion of SDI. All shipments shall be at SDI's risk and shall be insured, if at all, solely at SDI's expense. Micron reserves the right to make delivery in installments and all such installments when separately invoiced shall be paid for when due per invoice, without regard to the date or subsequent deliveries.

6. PAYMENT.

A. Payment terms are net thirty (30) days from date of invoice. All invoices shall be rendered in duplicate, shall state purchase order number, item numbers and any applicable taxes. A bill of lading or express receipt will accompany each invoice. Invoices will also be supplied electronically to SDI via email, and a confirmation sent back to Micron via email upon receipt by SDI.

B. SDI agrees to pay for the Products and any shipping or other charges in full on the terms set forth in Micron's invoice or other documents. In addition to all other remedies Micron has under applicable law, in the event of SDI's default, Micron shall have the option to charge interest on overdue balances at the rate of one (1%) percent per month. SDI shall also pay all of Micron's costs of collection including without limitation, attorney's fees. If, in Micron's opinion, the financial condition or actions of SDI at any time indicate that payment for goods ordered may not be received, Micron may discontinue shipment and require payment in advance.

7. FORECASTS.

A. Each calendar quarter, SDI will provide Micron with a non-binding, written, confidential, good faith forecast of SDI’s purchases of Products from Micron during the following twelve (12) month period. These forecasts are to be best estimates of anticipated purchases and not a commitment to purchase the quantities specified. Micron may use the forecasts to help plan production; however, Micron assumes all risk of use of such forecasts in connection with such planning.

B. Quarterly, SDI will provide Micron with their proposed, written forecast of SDI’s purchase of Products from Micron during the following three (3) months.

8. WARRANTIES AND INDEMNIFICATIONS.

A. Micron warrants that all Products will be free from defects in materials and workmanship. Micron makes no other warranty of any other kind, express or implied, of merchantability, fitness for any particular purpose or otherwise. Micron's obligations hereunder shall be limited to the replacement of defective Products or, at the option of Micron, the reimbursement of the original purchase price of the Products. Any claims of defective material or workmanship must be made in writing and delivered to Micron within one hundred and twenty (120) days from the date of receipt. Micron shall have no other obligation or liability of any kind. Micron must initiate investigative measures and perform corrective actions, if required and report all findings in writing to SDI. Micron and SDI agree and understand that the price stated for the Products herein is consideration for the limitation of Micron's liability for a breach of the above-described express warranties and that such limitation represents a valid and reasonable allocation of commercial risk between the parties. In no event shall Micron be liable for any indirect, incidental or consequential damages of SDI or any third party. This paragraph states SDI's sole and exclusive remedy for breach of warranty.

B. The maximum liability, if any, of Micron for all direct damages, including without limitation contract damages and damages for injuries or death to persons or property, whether arising from Micron's breach of this agreement, breach of warranty, negligence, strict liability, product liability, use or misuse of Product by end users, or other tort with respect to the goods, or any services in connection with the goods, is limited to an amount not to exceed the price of the particular Products. In no event shall Micron be liable to SDI for any direct, incidental, consequential, or special damages, including without limitation lost revenues and profits, even if Micron has been advised of the possibility of such damages.

9. INDEMNIFICATION. Notwithstanding any actual or alleged defects or hazard inherent in the Products or negligence of Micron, its agents, employees or Subcontractors or end users, SDI agrees to hold Micron and its affiliates, officers and directors harmless and indemnify each of them against any and all loss, cost, damage or liability paid or incurred by them: (a) from third party claims for personal injuries, death or property damage, whether direct or indirect actual or alleged, consequential or otherwise; (b) from any recall, inspection, testing, replacement or correction of the Products, whether required by governmental authority or otherwise; (c) from the violation of any law, regulation, rule, order or restriction of any governmental authority resulting from or incident to the sale and/or delivery of the Products to SDI; or (d) from any actual or alleged infringement of any United States or foreign patent, copyright or similar common or civil law right of a third party resulting from or incident to the sale and/or delivery of the Products to SDI and from any costs of defense, attorney's fees, inspector's fees and/or costs of testing for which any of them become responsible or which are borne by any of them incident to any of the foregoing.

10. TERMINATION.

A. SDI shall have the right to terminate this Agreement if Micron fails to perform in accordance with this Agreement and its appendices and fails to cure such default within sixty (60) days of written notice. Micron shall have the right to terminate this Agreement on written notice to SDI if SDI (a) has failed to make any payments required by this Agreement in the time provided therefore and (b) following sixty (60) days’ notice of such failure from Micron, SDI does not pay all delinquent sums in full.

B. In addition to their respective rights set forth in this section, either party shall have the right to terminate this Agreement on written notice to the other party under the following circumstances:

i. by mutual Agreement;

ii. by written communication giving ninety (90) days notice;

iii. if the other party materially defaults in the performance of any material obligation hereunder, and such default continues for more than sixty (60) business days after receiving written notice from the other party of such default; provided, however, there shall be no default under this provision if the defaulting party has cured the default within sixty (60) days after the giving of notice;

iv. in the event that the other party is declared insolvent, or bankrupt by a court of competent jurisdiction, or a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by such other party, or such other party shall make or execute an assignment for the benefit of creditors, or a receiver is appointed by a court of competent jurisdiction over all or a substantial portion of the other party’s assets and such receivership is not dismissed within 30 days of appointment.

11. CONFIDENTIAL INFORMATION. “Confidential Information” means, without limitation, all information pertaining to the business of SDI and Micron including, but not limited to, the Product invention, ideas, trade secrets, know-how, research and development, training, software, programs, hardware configuration information, price lists, data, manuals, handbooks, sponsors, investors, business strategies and plans, marketing, sales records, drawings, specifications, designs, materials, parts lists, customer lists, consumer information, suppliers, contract terms, test criteria, vendor lists, financial information, intellectual property, and all other information or data of any kind or character relating to the business of SDI or Micron, including but not limited to, any invention, writing, idea, discovery, or improvement made or conceived by SDI or Micron directly or indirectly as a result of performing work for SDI pursuant to this Agreement, whether or not reduced to writing, and which is not generally available to the public. However, Confidential Information shall not include any of the foregoing, which has become publicly known and made generally available through no wrongful act of Micron or any third party. Prior to execution of this Agreement; the parties have executed the Mutual Nondisclosure Agreement attached hereto as Exhibit D. In the event there is a conflict between the terms of the Mutual Nondisclosure Agreement and this Agreement, this Agreement shall govern.

12. TECHNOLOGY OWNERSHIP. The parties agree as follows:

A. Except as stated in Section 12.B, SDI shall own all proprietary rights to the Product which shall be defined as: all inventions, improvements, discoveries, designs, data, concepts, ideas, processes, methods, techniques, know-how, and information, including schematics, and engineering drawings respecting the Product made or produced by Micron during the course of performing design, engineering, fabrication or manufacturing services under this Agreement, or made or produced as the result of the joint efforts of SDI and Micron pursuant to this Agreement.

B. Notwithstanding anything to the contrary in this Agreement, Micron shall own all of its “Technology and Manufacturing Processes” used in the manufacture and assembly of the Products, whether those processes are conceived, acquired or produced by Micron prior to or during the course of performing design, engineering, fabrication or manufacturing services under this Agreement. Micron's “Technology and Manufacturing Processes” include: proprietary electronic technology, assembly and manufacturing processes, and related technology or know-how or information including concepts, techniques, schematics, and engineering drawings. To the best of SDI's knowledge, SDI has not helped conceive, develop or modify any of Micron's “Technology and Manufacturing Processes.”

C. Notwithstanding anything to the contrary in this Agreement, Micron can design, engineer, fabricate or manufacture products embodying or using Micron’s Technology and Manufacturing Processes; provided that such products do not embody or use any of SDI’s confidential information or the Products.

13. MANUFACTURING.

A. During the term of this Agreement, Micron shall timely manufacture the Product in compliance with the Product Specifications described in Exhibit A (the “Product Specifications”). Both during the term and following termination of this Agreement, in perpetuity, Micron shall not supply the Product (or any prototype thereof), or Product Specifications, to any third party whatsoever. SDI shall not manufacture the Product by itself, and SDI shall not request the production of the Product other than with Micron, during the term of this agreement.

B. During the term of this Agreement, Micron shall exclusively manufacture for SDI the Product and any improved version of the Product; and SDI shall purchase only from Micron the Product and any improved version of the Product.

14. NOTICES. All notices or other communications to a party required or permitted hereunder shall be in writing and shall be given by FedEx addressed to the parties at the following addresses, or to an address later noticed:

If to Micron:	If to SDI:

Micron Products, Inc.	Security Devices International, Inc.
25 Sawyer Passway	1101 Pennsylvania Avenue NW
Fitchburg, MA 01420	6th Floor
USA	Washington, DC 20004
Attn: President	Attn: President

All notices shall be deemed given on the day when actually delivered.

15. CHANGE OF CONTROL. In the event that SDI is acquired or merges with another organization, whereby, directly or indirectly, control in excess of 50% of the Company or all or substantially all of its business or assets is acquired by a third party in a sale or exchange of stock, merger or consolidation, sale of assets or other similar transaction and the successor corporation desires to be released from this contract, the following shall apply: SDI or the successor corporation will not pay any additional expenses other than the balance of any Non-Recurring Engineering NRE (if any) and the purchasing cost for any outstanding purchase orders at that time.

16. REGULATORY APPROVALS. SDI shall undertake and be responsible for the procurement of any and all regulatory approvals and/or registrations and customs approval necessary for the sale of the Product. Micron shall aid and cooperate with, where appropriate, SDI in fulfilling the responsibilities set forth in this paragraph.

17. PUBLIC RELEASE OF INFORMATION. Any public statement, verbal or written, regarding the other party shall be approved by the other party in advance. The foregoing shall not prevent either party from issuing a press release or making a public filing where required by law.

18. FORCE MAJEURE. Any delays in or failure by either party in performance of any obligations hereunder shall be excused for a period up to sixty (60) if and to the extent caused by occurrences beyond such party's reasonable control, including, but not limited to, labor strikes, fire, floods, war, governmental regulation, or delay in or inability to obtain labor, machinery, material or services through its usual and regular sources.

19. INJUNCTIVE RELIEF. Each party hereby expressly acknowledges and agrees that any breach or threatened breach by a party of any of the terms set forth in Section 11 hereof may result in significant and irreparable damage to the other party. Therefore, in addition to any other remedies available at law, each party shall be entitled to injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of Section 11 of this Agreement.

20. RELATION OF PARTIES. Nothing herein shall be deemed to constitute Micron and SDI as partners, joint ventures or otherwise associated in or with the business of the other. SDI is an independent contractor and neither party shall be liable for any debts, torts, accounts, obligations or other liabilities of the other party, its agents or employees. Neither party is authorized to incur debts or other obligations, nor to make representations or warranties of any kind, on the part of or as agent for the other except as may be specifically authorized in writing. It is expressly recognized that no fiduciary relationship exists between the parties.

21. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts without giving effect to any conflict-of-laws provisions thereof. Any action, suit or proceeding arising under this Agreement shall be brought in the U.S. District Court for the District of Massachusetts, to whose jurisdiction (including in personam) both parties consent. The parties hereby agree that any related ruling by a court (in the USA) shall be the fullest extent possible by any court outside the USA.

22. MISCELLANEOUS.

A. Test Results: Micron agrees to provide to SDI quality control test results and a certificate that the Products delivered meet the Product Specifications.

B. Records: Micron shall maintain records to demonstrate conformance to the requirements of SDI. All records will be retained so that they are readily retrievable in facilities that provide a suitable environment to prevent damage, deterioration, and loss. Records will be kept on an active file for a minimum time of five years. Records will be kept at Micron’s facility and will be made available to SDI upon written notice fourteen (14) days in advance.

C. Severability: If any provision of this Agreement is determined to be invalid, illegal or enforceable by a federal court, such provision shall be deemed to be severable from the remainder of this Agreement, and shall not cause the invalidity, illegality or unenforceability of the remainder of the Agreement.

D. Assignment. Except as specifically set forth below, or in Section 15 above, this Agreement may not be assigned by either party, without the prior written consent of the other party. No assignment shall relieve the assigning party of its obligations hereunder. Notwithstanding the foregoing sentence, either party may assign its interests in this Agreement to any of its Affiliates or to any third party that acquires all or substantially all of its business, without the prior written consent of the other party. As used herein, "Affiliate" means, with respect to a party, any person or entity that controls, is controlled by or is under common control with such party. An entity is deemed to be in control of another entity (controlled entity) if the former owns directly or indirectly at least fifty percent (50%), or the maximum percentage allowed by law in the country of the controlled entity, of the outstanding voting equity of the controlled entity.

E. Non-waiver: The exercise by either party of any remedy or recourse available to it hereunder shall not deprive such party of any other remedy or recourse available to it under applicable law. Any waiver by either party of a breach of any term of this Agreement shall not be considered as a waiver of any subsequent breach of the same or other terms or condition hereof.

F. Entire Agreement: This Agreement constitutes the entire agreement between SDI and Micron with respect to the subject matter of this Agreement and supersedes any prior agreements or understandings with respect to such subject matter. This Agreement may only be amended by a writing signed by all the parties.

IN W1TNESS WHEREOF, the parties hereto have caused this Agreement to be executed, under seal, as of the date first written above.

SECURITY DEVICES INTERNATIONAL INC.	MICRON PRODUCTS, INC.

By:	By:

Title:	Title:

Date:	Date: